Exhibit 5.2

AUDITORS’ CONSENT

Member firm of
Porter Hétu International Professional Services Group Professional Strength Personal Service Practical Solution

We hereby consent to the use in this Registration Statement on Form F-10 our report dated March 1, 2008, except as to note 1(b) which is dated as of March 27, 2009, and except as to notes 32 and 33 which are dated as of October 28, 2009, on the consolidated financial statements of GLG Life Tech Corporation, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Interest of Experts” in such Registration Statement.

/s/ Lo Porter Hetu

Certified General Accountants
Calgary. Alberta, Canada
November 19, 2009

Partners Tenny S Lo, MA, FCGA, CFP, CA* Elizabeth A Thompson, FCGA* Richard J Black, CGA* *Professional Corporation

Tel: (403) 283-1088 Fax: (403) 283-1044 E-mail: lph@loporterhetu.com Website: www.porterhetu.com

#601-2535 3rd Avenue SE Calgary, Alberta Canada T2A 7W5